EXHIBIT 99.1

40 Enterprise Boulevard

PO Box 9300

Bozeman, MT 59718-9300

406.522.4200 P

406.522.4227 F

FOR IMMEDIATE RELEASE

For Further Information, Contact:

Investor Relations:	Corporate Communications:
Todd Friedman	Jason Treu
The Blueshirt Group	RightNow Technologies
415.217.5869	972.232.3977 Desk
todd@blueshirtgroup.com	214.893.3096 Cell
jtreu@rightnow.com

RIGHTNOW TECHNOLOGIES REPORTS

FIRST QUARTER 2005 FINANCIALRESULTS

Company to Expand Voice Recognition Initiative With Signing of Agreement to

Purchase Convergent Voice Intellectual Property

BOZEMAN, MONT. (April 25, 2005)—RightNow®Technologies, Inc. (NASDAQ: RNOW), a leading provider of on demand CRM software solutions, today announced results for the first quarter ended March 31, 2005.  RightNow reported consolidated revenue of $18.3 million for the first quarter of 2005, an increase of 43 percent from the first quarter of 2004. This represents the 29th consecutive quarter of revenue growth for RightNow.

Net income in the first quarter of 2005 was $801,000, or $0.02 per diluted share, compared to net income of $80,000, or $0.00 per diluted share, in the first quarter of 2004.

During the first quarter of 2005, RightNow added new and expanded existing client relationships, including such well-recognized brand names as   British Telecom, Cabela’s, Centers for Medicare and Medicaid, Electronic Arts Inc., Flyfone International Inc., Kentucky Virtual University, Rambus, Inc., Sprint Collaborative Services, and the U.S. Department of State.  Additionally, Convergys, an outsourced call center partner with more than 3,000 agents currently deployed, expanded their RightNow purchase to include our full CRM suite as well as increased capacity.  In total, RightNow added 60 new clients in the quarter and handled more than 166 million customer interactions during the first quarter of 2005.

“In a traditionally slow quarter for software, RightNow showed solid demand for our award-winning CRM suite. Our new applications for sales and marketing automation received praise and recognition from industry analysts such as Gartner and Forrester, and continued to gain traction with customers,” Greg Gianforte, founder and chief executive officer of RightNow, said.  “And, once again, RightNow’s customers demonstrated high customer satisfaction – as evidenced by our 90% customer retention rate.”

Last week, RightNow also signed a definitive agreement to purchase the intellectual property and other assets of Convergent Voice, Inc. a provider of innovative voice automation solutions, and hire the core team that developed the platform. This acquisition, which the company anticipates will close in May 2005, will make RightNow the only on demand CRM provider with its own proprietary voice self-service solution. The Convergent Voice voice recognition technology integrates with RightNow’s knowledgebase to improve the customer experience on automated telephone systems.

“The addition of the talent and technology of Convergent Voice will provide a significant long-term growth opportunity for RightNow.  For the last two years, the company has licensed Convergent Voice’s solutions to provide a more robust customer experience on automated response systems and in February RightNow was granted a patent on our voice technology,” Gianforte said. “The integration of the company’s products with Convergent Voice technology enables consumers to get the benefits of a website or call center interaction –

search a knowledgebase, create trouble tickets or incident reports, and check order status – in the convenience of the telephone.”

Susan Carstensen, chief financial officer, said: “We expect the acquisition will provide an additional platform for revenue growth in 2005 and beyond.  Shifting the cost of the technology from a royalty to a fixed expense and adding the development team to our staff is expected to have a long term positive effect on margins, but is expected to be slightly dilutive to our earnings for the remainder of 2005.”

Guidance

•                  The acquisition of Convergent Voice assets is expected to reduce EPS by one cent in the second quarter of 2005 and two to three cents for the full year.  We expect that the acquisition will be accretive to earnings in 2006.

•                  For the second quarter of 2005, revenue is anticipated to be in the range of $19.5 to $20.5 million and EPS in the range of $0.02 to $0.03 cents.

•                  For the full year 2005, revenue is anticipated to in the range of $81 to $85 million, and EPS in the range of $0.13 to $0.17.

Quarterly Conference Call

RightNow Technologies will discuss its quarterly results via teleconference at 4:30 p.m. (ET)/2:30 p.m. (MT) today, April 25, 2005.  To access the call, please dial (800) 289-0569 with confirmation code 9702094 at least five minutes prior to the start time.  A live audio webcast of the call will also be available at www.shareholder.com/rnow/medialist.cfm.  A replay of today’s conference call will be available on the company Web site at www.shareholder.com/rnow/, under the Investor Webcasts menu, from 5:30 p.m. (MT) on April 25, 2005 until 10:00 p.m. (MT) May 16, 2005.

About RightNow Technologies, Inc.

RightNow (NASDAQ: RNOW) provides organizations with industry-leading on demand CRM solutions to build customer-focused businesses. RightNow’s acclaimed technology, comprehensive services and commitment to customer success deliver high returns on investment for its customers.  More than 1,200 organizations worldwide use RightNow solutions including British Airways, British Telecom, Cisco Systems, Continental Tire North America, John Deere, Nikon and the Social Security Administration.  Founded in 1997, RightNow is headquartered in Bozeman, Montana, with additional offices in North America, Europe and Asia. For further information, please visit www.rightnow.com.

RightNow is a registered trademark of RightNow Technologies, Inc. NASDAQ is a registered trademark of the NASDAQ Stock Market.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change.  Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with our business model; the closing of the Convergent Voice asset acquisition and the successful integration of its core development team; our ability to develop or acquire, and gain market acceptance for new products, including our new sales and marketing automation products, in a cost-effective and timely manner; the gain or loss of key customers; competitive pressures and other factors such as the availability and pricing of competing products and technologies and the resulting effects on sales and pricing of our products; the rate at which our present and future customers adopt our existing and future products and services; our ability to expand operations; fluctuations in our operating results due to changes in our mix of revenues, and our rate of growth; interruptions or delays in our hosting operations, breaches of our security measures; our ability to expand, retain and motivate our employees and manage our growth; and our plans for new product releases. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.  The forward-looking statements in this release speak only as of the date they are made.  We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

FRNOW

RightNow Technologies, Inc.

Consolidated Balance Sheets

(In thousands) (Unaudited)

	March 31, 2005	Dec 31, 2004
Assets
Cash and cash equivalents	$33,155	$18,944
Short-term investments	19,698	31,188
Accounts receivable	13,552	16,939
Term receivables, current	13,275	10,090
Allowance for doubtful accounts	(1,627)	(1,581)
Net receivables	25,200	25,448
Prepaid expenses	1,272	1,255
Total current assets	79,325	76,835

Property and equipment, net	4,842	4,393
Term receivables, non-current	8,256	5,756
Intangible assets, net	996	1,113
Other	236	212
Total Assets	$93,655	$88,309

Liabilities and Stockholders’ Equity
Accounts payable	$2,493	$1,720
Commissions and bonuses payable	1,971	2,648
Other accrued liabilities	3,904	3,715
Current portion of deferred revenue	37,899	36,020
Total current liabilities	46,267	44,103

Deferred revenue, net of current portion	14,911	13,105

Stockholders’ equity :
Common stock	30	29
Warrants	203	291
Additional paid-in capital	73,042	72,367
Accumulated other comprehensive income (loss)	(618)	(605)
Accumulated deficit	(40,180)	(40,981)
Total stockholders’ equity	32,477	31,101
Total Liabilities Stockholders’ Equity	$93,655	$88,309

RightNow Technologies, Inc.

Consolidated Operating Statements

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenue:
Software, hosting and support	$13,874	$10,720
Professional services	4,468	2,137
Total revenue	18,342	12,857

Cost of revenue:
Software, hosting and support	2,064	1,579
Professional services	2,696	1,310
Total cost of revenue	4,760	2,889

Gross profit	13,582	9,968

Operating expenses:
Sales and marketing	9,457	6,848
Research and development	2,161	1,805
General and administrative	1,410	1,153
Total operating expenses	13,028	9,806

Income from operations	554	162

Interest and other income (expense), net	292	(64)

Income before income taxes	846	98
Provision for income taxes	(45)	(18)
Net income	$801	$80

Net income per share:
Basic	$0.03	$0.01
Diluted	$0.02	$0.00

Shares used in the computation:
Basic	29,816	14,792
Diluted	33,564	25,143

RightNow Technologies, Inc.

Consolidated Statements of Cash Flows

(In thousands) (Unaudited)

	Three Months Ended March 31,
	2005	2004
Operating activities:
Net income	$801	$80
Non-cash adjustments:
Depreciation and amortization	742	624
Provisions for losses on accounts receivable	52	85
Changes in operating accounts:
Receivables	(2,402)	(1,550)
Prepaid expenses	(44)	(261)
Accounts payable	776	280
Commissions and bonuses payable	(663)	(175)
Other accrued liabilities	208	300
Deferred revenue	3,819	1,117
Other	(50)	(167)
Cash provided by operating activities	3,239	333

Investing activities:
Net change in short-term investments	11,488	—
Acquisition of property and equipment	(1,078)	(761)
Cash provided by (used for) investing activities	10,410	(761)

Financing activities:
Proceeds from long-term debt	—	878
Proceeds from issuance of common stock:
Initial public offering, less offering costs paid	—	(172)
Employee stock options and stock purchase plan	588	111
Repurchase of common stock	—	(2)
Payments on long-term debt	—	(404)
Cash provided by financing activities	588	411

Effect of foreign exchange rates on cash and cash equivalents	(26)	9

Increase (decrease) in cash and cash equivalents	14,211	(8)

Cash and cash equivalents at beginning of period	18,944	8,360
Cash and cash equivalents at end of period	$33,155	$8,352

RightNow Technologies, Inc.

Metrics

	Mar 31, 2005	Dec 31, 2004	Sep 30, 2004	Jun 30, 2004
New clients	60	80	88	74
Active clients	1,273	1,232	1,185	1,159
Percentage of clients hosting	86%	87%	86%	85%
Number of employees	438	403	387	354

	Three Months Ended March 31,
	2005	2004

Revenues by type:
Recurring (term licenses, hosting & support)	58%	66%
Perpetual	18	17
Professional services	24	17

Revenues by geography:
Americas	75%	71%
Europe	15	19
Asia Pacific	10	10

Customer interactions (in millions)	166	102